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                     August 15, 2022

       Nick Pointon
       Chief Financial Officer
       Arqit Quantum Inc.
       1st Floor, 3 More London Riverside
       London SE1 2RE , United Kingdom

                                                        Re: Arqit Quantum Inc.
                                                            Form 20-F for the
Year Ended September 30, 2021
                                                            Filed December 16,
2021
                                                            File No. 001-40777

       Dear Mr. Pointon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology